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                                                                     Exhibit 4.2

               Description of International Consulting Agreements

     Cardiac Science, Inc. (the "Company"), entered into business services consulting agreements on September 26, 2001, with Stuart Hildage, Steve Jelfs, Tamas Kecskemeti, Kurt Lemvigh, Tom Marres and Johan Ubby (the "Consultants") (the "Consulting Agreements"). Pursuant to the Consulting Agreements, Consultants agreed to provide business advisory services to the Company. The services contracted for included business sales services consulting in the areas of operations, business plan implementation and marketing. In return for such advisory services, the Company agreed to issue, to Consultants options for 205,500 shares of the Company's Common Stock. The stock options issued to the Consultants are subject to the same vesting requirements as employee stock options issued pursuant to the Company's 1997 Stock Option/Stock Issuance Plan. The shares underlying such Consultant stock options are being registered pursuant to this Registration Statement to fulfill the Company's contractual obligations.

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